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Exhibit 99.(a)(1)(vii)

[This message may be sent by Email or by post]

[insert residential address of
Eligible Employee here if
sending acknowledgement by post]

        [Month, date], 2003

Dear Colleague

REMINDER REGARDING SPIRENT STOCK OPTION PLAN (SSOP) OPTION EXCHANGE PROGRAM (OEP)

OPTION EXCHANGE OFFER EXPIRES SEPTEMBER 15, 2003, UNLESS EXTENDED

        On August 15, 2003, we sent to you details of the OEP, which is an opportunity for Eligible Employees to exchange their SSOP options with an exercise price of £1.40 or greater per share ("Underwater Options") for a reduced number of Replacement Options. If you have lost or mislaid your information package, please contact your local representative (see attached schedule) immediately for a further copy.

        The expiration date for the OEP is 5pm US Eastern Time, on September 15, 2003, unless extended. This is a reminder to all Eligible Employees who hold Underwater Options, that if you wish to elect to exchange your Underwater Options, or to withdraw your election, the appropriate, properly signed and completed form must be received by your local representative before the expiration date.

        If you have already returned your Option Election Agreement (or Withdrawal Form) and have received an acknowledgement of receipt and do not wish to change your choice, you need take no further action. If you have decided not to participate in the OEP (and have not previously returned your Option ElectionAgreement electing to participate) and do not wish to change your choice, you also need take no action.

Important Information

        This reminder does not constitute an offer to exchange your Underwater Options. Spirent has provided Eligible Employees with written materials explaining the precise terms and timing of the Option Exchange Offer and you should read these materials carefully for a full understanding of the Option Exchange Offer.

        The following is a schedule of local representatives:

Division	Contact	Title	Phone	Fax	E-Mail Address
PAB (Adtech)	Lorraine Reyes	HR Specialist	808/440–3251	808/440–3177	lorraine.reyes@spirentcom.com
AE (DLS)	Caroline Tylko	HR Director	613/592–2661	613/592–7110	caroline.tylko@spirentcom.com
AE (DLS)	Jodi McFarlane	HR Coordinator	613/592–2661	613/592–7110	jodi.mcfarlane@spirentcom.com
Rockville (Hekimian)	Jennifer Hester	Mgr. Human Resources	301/590–3618	301/590–3474	jennifer.hester@spirentcom.com
PA-PT (GSS)	Caroline Lee	Personnel Coordinator	01803 546309	01803 546301	caroline.lee@spirentcom.com
Wireless (TAS)	Stephanie Sharp	HR Associate	732/544–8700	732/544–8347	stephanie.sharp@spirentcom.com
Wireless (TAS)	Lynne Ciliento	Dir. of HR and Admin	732/544–8700	732/544–8347	lynne.ciliento@spirentcom.com
SA-FT (Edgcumbe)	Ann Paterson	Exec. Secretary/Personnel	01698 723412	01698 723411	ann.paterson@spirentcom.com
Belfast Group	Gary Luck	Group Compensation & Benefits Manager	01293 767652	01293 767996	gary.luck@spirent.com
Sunnyvale (Zarak/CAW)	Lani Grein	Manager, Staff Operations	408/752–7270	818/676–2714	lani.grein@spirentcom.com
PAB (SMB/FED/ SALES)	Melissa Gilman	HR Representative 1	818/676–2505	818/880–5297	melissa.gilman@spirentcom.com
Office Addresses:
Lorraine Reyes:	Spirent Communications 999 Bishop Street, Suite 1700, Honolulu, HI 96813
Caroline Tylko: Jodi McFarlane:	Spirent Communications 750 Palladium Drive, Ottawa, Ontario K2V 1C7 Canada
Jennifer Hester:	Spirent Communications 15200 Omega Drive, Rockville, MD 20850
Caroline Lee:	Spirent Communications (SW) Ltd. Aspen Way, Paignton, Devon, UK, TQ4 7QR
Stephanie Sharp: Lynne Ciliento:	Spirent Communications 541 Industrial Way West, Eatontown, NJ 07724
Melissa Gilman:	Spirent Communications 26750 Agoura Road, Calabasas, CA 91302
Ann Paterson:	Spirent Communications (Scotland) Ltd Hamilton International Technology Park, High Blantyre, Glasgow, Scotland G72 OFF
Gary Luck:	Spirent plc Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex RH10 9QL, United Kingdom
Lani Grein:	Spirent Communications 1175 Borregas Avenue, Sunnyvale, CA 94089

        If a local representative for your business is not shown above or you are unsure as to who is your local representative, you should return your completed and signed Option Election Agreement to the SSOP database administrator:

Rena Murphy
Share Scheme Administrator
Spirent Communications
26750 Agoura Road
Calabasas
CA 91302

Tel: 818 676 2387
Fax: 818 880 4937
 Email: rena.murphy@spirentcom.com

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  Exhibit 99.(a)(1)(vii)